EXHIBIT 10.32

CONFIDENTIAL TREATMENT REQUESTED FOR PORTIONS OF THIS DOCUMENT.

PORTIONS FOR WHICH CONFIDENTIAL TREATMENT IS REQUESTED ARE DENOTED

BY [CONFIDENTIAL TREATMENT REQUESTED]. MATERIAL OMITTED HAS BEEN

FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

INSURED DEPOSIT ACCOUNT AGREEMENT

This Insured Deposit Account Agreement, dated as of December 19, 2009 (this “Agreement”), is by and among TD Bank USA, N.A., a national bank with its main office in the State of Maine (“TD Bank USA”), TD Bank, N.A., a national bank with its main office in Wilmington, Delaware (“TD Bank”, and together with TD Bank USA, the “Depository Institutions”), TD AMERITRADE, Inc., a corporation incorporated under the laws of the State of New York (“TDA”), TD AMERITRADE Clearing, Inc., a corporation incorporated under the laws of the State of Nebraska (“TDAC”), TD Ameritrade Trust Company, a non-depository trust company with its principal place of business in the State of Maine (“TDATC”, and together with TDA and TDAC, the “Ameritrade Companies”), and solely with respect to Sections 6 and 36, The Toronto-Dominion Bank, a Canadian chartered bank (the “TD Parent”).

WHEREAS, pursuant to that certain Agreement of Sale and Purchase dated as of June 22, 2005 (the “Purchase Agreement”) between TD Parent and TD AMERITRADE Holding Corporation, a corporation incorporated under the laws of the State of Delaware (“Ameritrade Parent”), Ameritrade Parent acquired all of the outstanding capital stock of TDA;

WHEREAS, in connection with the transactions contemplated by the Purchase Agreement, Ameritrade Parent, TD Parent and certain other Stockholders thereof entered into a Stockholders Agreement, dated as of January 24, 2006 (as amended, supplemented, restated or otherwise modified from time to time, the “Stockholders Agreement”);

WHEREAS, the Depository Institutions accept savings deposits, as that term is defined in 12 C.F.R. Section 204.2(d)(2), including money market deposit accounts (the “Money Market Deposit Accounts”), on a regular and continuous basis;

WHEREAS, TD Bank USA, the Ameritrade Companies and TD Parent were parties to an Amended and Restated Money Market Deposit Account Agreement dated as of August 2, 2006, as amended (the “2006 Agreement”) pursuant to which TD Bank USA made available omnibus Money Market Deposit Accounts to TDA and TDATC for the benefit of their customers;

WHEREAS, TD Bank and the parties to the 2006 Agreement desire to amend and restate the 2006 Agreement to provide that TD Bank will also provide omnibus Money Market Deposit Accounts to TDA and TDATC for the benefit of their customers;

WHEREAS, TDA desires to make the Money Market Deposit Accounts available, either as a “designated sweep vehicle” or as a non-sweep deposit account to its customers whose accounts are cleared by TDAC (such customers, the “TDAC Customers”);

WHEREAS, TDATC desires to make the Money Market Deposit Accounts available as a “designated sweep vehicle” to its customers (such customers, the “TDATC Customers” and, together with the TDAC Customers, the “Customers”);

WHEREAS, pursuant to this Agreement, one or more omnibus Money Market Deposit Accounts representing individual Money Market Deposit Accounts of TDAC Customers will be established and maintained at the Depository Institutions in the name of TDAC as agent and custodian for its customers, including those TDAC Customers that are trust agents, nominees, custodians or other representatives of others (“TDAC Master Accounts”) as described hereunder;

WHEREAS, pursuant to this Agreement, one or more omnibus Money Market Deposit Accounts representing individual Money Market Deposit Accounts of TDATC Customers will be established and maintained at TD Bank USA in the name of TDATC as agent and custodian for its customers, including those TDATC Customers that are trust agents, nominees, custodians or other representatives of others (“TDATC Master Accounts” and together with the TDAC Master Accounts, the “Master Accounts”) as described hereunder;

WHEREAS, TDAC will act as agent and recordkeeper with respect to certain books and records relating to the TDAC Customers’ individual Money Market Deposit Accounts represented by the TDAC Master Account (each a “TDAC Customer Account”) and will maintain its deposit account records to reflect at all times the existence of a relationship that serves as the basis for federal deposit insurance by the Federal Deposit Insurance Corporation (the “FDIC”), subject to the terms and conditions of this Agreement;

WHEREAS, TDATC will act as agent and recordkeeper with respect to certain books and records relating to the TDATC Customers’ individual Money Market Deposit Accounts represented by the TDATC Master Account (each a “TDATC Customer Account” and, together with the TDAC Customer Accounts, the “Customer Accounts”) and will maintain its deposit account records to reflect at all times the existence of a relationship that serves as the basis for federal deposit insurance by the FDIC, subject to the terms and conditions of this Agreement;

WHEREAS, the parties intend that the Customer Accounts will be eligible for federal deposit insurance by the FDIC for the maximum aggregate amount of principal and interest available with respect to the Customer’s aggregate deposits maintained in a single recognized legal capacity, as evidenced by the records of the Depository Institutions pursuant to applicable laws and regulations;

WHEREAS, the parties intend that the TDAC Master Accounts at TD Bank shall be the primary accounts and that the TDAC Master Accounts at TD Bank USA shall receive those portions of TDAC Customers’ accounts that exceed the maximum aggregate amount of deposit insurance available with respect to each TDAC Customer amount on deposit in the TD Bank Master Account (the “Overflow Deposit”); and

WHEREAS, for purposes of this Agreement, “Affiliate” shall mean, for any specified person, any other person who controls, is controlled by or is under common control with, such specified person. For purposes of this definition, (a) “control” (including, with its correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) as used with respect to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of securities or other similar interest, by contract or otherwise, (b) with respect to the Ameritrade Companies, Affiliate shall not be deemed to include TD Parent or any of its subsidiaries (collectively known as the TD Bank Financial Group) and (c) with respect to the Depository Institutions and TD Parent, Affiliate shall not be deemed to include the Ameritrade Companies.

Now, therefore, the parties agree as follows:

1. (a) TDAC will act as the authorized agent, nominee, custodian and messenger of each TDAC Customer, and not of the Depository Institutions, in establishing, maintaining, making deposits to and withdrawals from, and effecting other transactions in the TDA Master Accounts established and maintained by TDAC in its name. Except as set forth in Section 8, all deposits, withdrawals and other transactions in the TDA Master Accounts shall only be effected by TDAC, as agent for the TDAC Customers, and not directly by the TDAC Customers.

(b) TDATC will act as the authorized agent, nominee, custodian and messenger of each TDATC Customer, and not of the Depository Institutions, in establishing, maintaining, making deposits to and withdrawals from, and effecting other transactions in the TDATC Master Accounts established by TDATC in its name. Except as set forth in Section 8, all deposits, withdrawals and other transactions in the TDATC Master Accounts shall only be effected by TDATC, as agent for the TDATC Customers, and not directly by the TDATC Customers.

(c) TDAC hereby agrees to act as recordkeeper in maintaining the information set forth in Section 9 with respect to the TDAC Customer Accounts.

(d) TDATC hereby agrees to act as recordkeeper in maintaining the information set forth in Section 9 with respect to the TDATC Customer Accounts.

(e) TDA, TDATC and TDAC agree to accept on behalf of the Depository Institutions notices from Customers regarding unauthorized activity in their Money Market Deposit Accounts.

2. Terms and Conditions of the Customer Accounts. Unless otherwise required by law or regulation, the parties agree that the Customer Accounts shall be governed by the following terms and conditions:

(a) no commitment shall be made to pay an interest rate or to employ a method of calculation of an interest rate on the funds deposited in the Master Accounts for a longer period than permitted by applicable law, regulation or rule;

(b) there shall be no maturity on the Customer Accounts;

(c) the Depository Institutions reserve the right to require seven (7) days’ prior notice of any withdrawal of funds from the Customer Accounts; provided, however, that if a Depository Institution elects to exercise its right to require seven (7) days’ prior notice of any withdrawal of funds from a Customer Account, it shall, subject to applicable regulatory limitations, exercise such right as to all accounts established at such Depository Institution under 12 C.F.R. Section 204.2(d);

(d) there is no restriction on the number of any additional deposits to the Customer Accounts;

(e) the Customer Accounts shall not be transferable;

(f) withdrawals from the Customer Accounts shall be permitted only in accordance with Section 7 hereof;

(g) the Customer Accounts shall be subject to any and all terms and conditions as may from time to time be imposed on any money market deposit account described in 12 C.F.R. Section 204.2(d)(2) by any applicable law, regulation or rule or by any other determination of any governmental or regulatory authority;

(h) no checks shall be furnished by the Depository Institutions to the Customers for check writing purposes directly against the Customer Accounts; and

(i) no debit cards shall be furnished by the Depository Institutions to the Customers for debit of funds directly against the Customer Accounts.

3. Procedures for Establishment of, and Deposits to, the Master Accounts.

(a) The TDA Master Accounts shall be established on behalf and for the benefit of the TDAC Customers in the name of “TD AMERITRADE Clearing, Inc. for the Exclusive Benefit of Its Customers” at an office of each Depository Institution to be determined by mutual agreement of the parties (each, an “Office”). The TDAC Master Accounts will be maintained on the books and records of the Depository Institutions, evidenced by book entry on the account records of the Depository Institutions in the name of TDAC as agent for the TDAC Customers. As set forth in Section 9, and for the purposes set forth therein, TDAC shall maintain account information and deposit records with respect to the TDAC Customer Accounts.

(b) The TDATC Master Accounts shall be established on behalf and for the benefit of the TDATC Customers in the name of “TD Ameritrade Trust Company for the Exclusive Benefit of Its Customers” at an office of TD Bank USA to be determined by mutual agreement of the parties (the “Office”). The TDATC Master Accounts will be maintained on the books and records of TD Bank USA, evidenced by a book entry on the account records of TD Bank USA in the name of TDATC as agent for the TDATC Customers. As set forth in Section 9, and for the purposes set forth therein, TDATC shall maintain account information and deposit records with respect to the TDATC Customer Accounts.

(c) TDAC and TDATC, as agents for their respective Customers, may on any Business Day (as defined below) deposit federal or other immediately available funds from the Customer Accounts into the applicable Master Account by wire transfer to the appropriate Office, accompanied by appropriate instructions. If that wire transfer together with such instructions is received by the applicable Depository Institution prior to 6:00 p.m., Eastern Time, on any Business Day, the funds deposited by such wire transfer shall be credited to the applicable Master Account on that Business Day. The term “Business Day” shall mean a day on which TDAC, TDATC and the banks in Wilmington, Delaware and Portland, Maine are open for business, except with respect to the determination of LIBOR rate, if applicable, in which case a Business Day shall mean a day on which banks in the City of London are open for business.

(d) If withdrawals from a Master Account cause the deposit balance therein to be reduced to zero, the Depository Institution shall nevertheless continue to maintain such Master Account until TDAC or TDATC, as appropriate, notifies the Depository Institution to close such Master Account.

4. Cost of Funds. (a) For each Business Day, the cost of funds to the Depository Institutions with respect to the deposits maintained in the Master Accounts will be comprised of the interest paid on funds in the Master Accounts and a fee, as further described in Section 5, to be paid for the services provided by the Ameritrade Companies as contemplated herein.

(b) The interest rate payable by the Depository Institutions on the Master Accounts during any day shall be such rate(s) (calculated on the basis of the actual days elapsed of a year of 365 days) as determined by each Depository Institution in its discretion on each Business Day. The Depository Institutions shall notify TDAC and TDATC of the interest rate(s) by telephone (confirmed promptly by the Depository Institutions thereafter by facsimile or e-mail) not later than 11:00 a.m., Eastern Time, on each Business Day, or such other time as the parties may otherwise mutually agree. If a Depository Institution does not provide such notification to TDAC or TDATC, or if a day is not a Business Day, the applicable Master Account shall bear interest at the interest rate last established for such Master Account pursuant to this Section 4.

(c) Interest shall be calculated daily and credited monthly to the principal for the Master Accounts on the last Business Day of the calendar month, or on such other date as may be agreed to by the parties. Interest will begin to accrue on funds deposited to the Master Accounts on the day on which such funds are credited to the Master Accounts in accordance with the provisions of Section 3(c) hereof, and will accrue to, but not including, the day on which funds are withdrawn from the Master Accounts.

5. Fees. (a) During the term of this Agreement, TDA shall be obligated to make available the Money Market Deposit Accounts as the default designated sweep vehicle to the TDAC Customers. It is agreed, however, that TDA retains the ability to change the default designated sweep vehicle from the Money Market Deposit Accounts to free credit balances held at TDAC for new accounts opened after the date of implementation of such a change. In connection herewith, the Ameritrade Companies shall provide marketing and support services in respect of Money Market Deposit Accounts established on behalf of the Customers. In consideration of the services to be provided by TDA, TDAC and TDATC respectively hereunder, the Depository Institutions agree to pay to TDA, TDAC and TDATC collectively an aggregate fee (the “Marketing Fee”), on a monthly basis in arrears, in an amount equal to (i) the calculated yield computed in accordance with Exhibit A earned by the Depository Institutions during the month on the securities, derivatives, Notional Investments (as defined in Exhibit A) and other assets funded by the Master Accounts, including CRA assets funded by the Master Accounts (the “Assets”) computed in accordance with Exhibit A, less (ii) the actual interest cost paid by the Depository Institutions during the month on the Master Accounts, less (iii) a servicing fee (the “Service Fee”) of 25 basis points on the amount of the Master Accounts, less (iv) the total amount of the FDIC insurance premium assessments paid by the Depository Institutions each year with respect to the balances of the Master Accounts held at the Depository Institutions (quarterly allocation to be determined by the parties), less (v) 55 basis points of average outstanding CRA loans, subject to revision annually at the Depository Institutions’ fiscal year-end to reflect inherent loss in the CRA portfolio for the prior year calculated in accordance with the Depository Institutions’ policy on allowance for loan losses, plus (vi) the tax benefit realized by the Depository Institutions on tax-exempt municipal securities funded by the Master Accounts, as calculated in accordance with Exhibit B. In the event that the computation of the Marketing Fee in any given month results in a negative amount, TDA, TDAC and TDATC collectively agree to pay to the Depository Institutions such amount. The mechanics of the payment of the Marketing Fee may vary from time to time as agreed to in writing by the parties. The parties hereto agree that no portion of the Marketing Fee shall compensate TDAC, or reimburse TDAC for expenses incurred, in connection with acting as messenger for their respective Customers. The Marketing Fee shall be allocated between the Depository Institutions based on the respective attributes of the fee components attributed to and expenses incurred by each Depository Institution, such allocation to be determined by agreement between the Depository Institutions on a monthly basis.

(b) Each Notional Investment shall be evidenced by a written confirmation executed by both parties which details the agreed-upon yield, maturity date, principal amount and other material terms. In the event any portion of the funds underlying a particular Notional Investment are withdrawn prior to the maturity of the investment, TDA, TDAC and TDATC, as appropriate, shall pay a penalty equal to the Economic Replacement Value (as defined below), if positive, on the principal amount withdrawn to the appropriate Depository Institution. Such penalty shall be due upon receipt by TDA, TDAC and TDATC, as appropriate, of written notice of the amount of the penalty from such Depository Institution. The Economic Replacement Value is the interest cost to the Depository Institution calculated as the actual discounted value of any positive difference between the cost of the replacement funds underlying the Notional Investment and the cost of the previously agreed-upon funding, and shall be calculated in the manner detailed in that certain letter dated May 13, 2009 from TDA, TDAC and TDATC to TD Bank USA, N.A. and TD Parent (or any superseding letter or agreement). At the request of TDA, TDAC and/or TDATC, the Depository Institution(s) will provide estimates of the penalty that would be payable under this paragraph in the event of withdrawal of funds underlying certain Notional Investments, and will cooperate with TDA, TDAC and TDATC regarding potential liquidation strategies, and specifically, the determination of which Notional Investment will be withdrawn.

(c) The parties acknowledge that the Assets shall be managed in accordance with the approved policies of the Depository Institutions’ Boards of Directors and their Asset Liability Committees (the “ALCOs”) as administered by the ALCOs pursuant to an investment strategy developed and implemented within appropriate strategic and regulatory considerations. The Depository Institutions shall provide the Chief Financial Officer as well as the Treasurer of TDA with their investment policies and will provide notice to both when its investment policy is updated. In addition, within 45 days following the end of each calendar quarter, the Depository Institutions will provide a letter to TDA, TDAC and TDATC by email to the Treasurer of TDA, or his designee, in which the Depository Institutions certify their compliance with their respective stated investment policies.

(d) The parties hereby agree that the Marketing Fee shall not be subject to either a cap or a floor. Notwithstanding the foregoing, the parties understand and agree that the arrangement created by this Agreement is subject to Section 23B of the Federal Reserve Act and, accordingly, must be on terms and conditions that the Depository Institutions in good faith would accept from unaffiliated deposit sources. In the event that either Depository Institution determines that the Marketing Fee paid by such Depository Institution, together with the interest rate paid on the Master Accounts, exceeds the rate that such Depository Institution would have to pay to obtain funds in similar amounts and duration from unaffiliated deposit sources, then upon request of that Depository Institution, the parties shall renegotiate the Marketing Fee or terminate this Agreement in accordance with Section 15 hereof.

(e) The Depository Institutions shall provide to TDA, TDAC and TDATC, on an annual basis, an agreed-upon procedure report prepared by auditors for the Depository Institutions verifying that (1) the calculations used and (2) the marketing fees paid by the Depositary Institutions are in conformity with the terms of this Agreement.

6. Allocation of Deposits. (a) TDAC shall allocate TDAC Customer funds in the TDAC Master Accounts so that an amount that is less than or equal to the TDAC Customer’s FDIC insurance limit be deposited in the TDAC Master Account at TD Bank, with any overage to be allocated to the TDAC Master Account at TD Bank USA, and TDATC shall allocate TDATC Customer funds to the TDATC Master Accounts held at TD Bank USA.

(b) The Depository Institutions recognize that TDA and TDATC may enter into agreements similar to this Agreement with other depository institutions for the purpose of providing FDIC insurance to Customer Accounts that exceed the Depository Institutions’ FDIC insurance limits. The Depository Institutions agree that the selection of other depository institutions to participate in the offering of Money Market Deposit Accounts to Customers shall be in the sole discretion of TDA and TDATC, subject to TD Parent’s right to object based on reasonable commercial business considerations, provided, however, that regardless of any such objection, the final decision concerning the selection of the other depository institutions remains in the sole discretion of TDA and TDATC. The effectiveness of this Agreement shall in no way be conditioned upon the participation with by other designated or undesignated depository institutions in the offering of Money Market Deposit Accounts to Customers. TDA and TDATC recognize that the Depository Institutions may offer Money Market Deposit Accounts to persons other than the Customers without restriction.

(c) In the event that TDA or TDATC enter into agreements similar to this Agreement with other depository institutions, it is understood and agreed that the funds of the Customers shall be allocated to the depository institutions offering Money Market Deposit Accounts as the Customers and TDAC or TDATC as agent for the Customers shall determine appropriate. In this regard, the Depository Institutions recognize that TDA and TDATC may (i) provide the Customers with a list of depository institutions making Money Market Deposit Accounts available, (ii) pursuant to the direction of a Customer, place funds in a Money Market Deposit Account at the depository institution that the Customer has selected, and (iii) deposit in excess of FDIC insurance limits applicable to a Customer in a Money Market Deposit Account at the depository institution selected by the Customer.

7. Withdrawals from and Closure of a Master Account. (a) Withdrawals from a Master Account may be made prior to 4:00 p.m., Eastern Time, on any Business Day only by TDAC, as agent for the TDAC Customers, or by TDATC, as agent for the TDATC Customers. All withdrawals shall be made no more than once a day on any Business Day pursuant to instructions delivered by TDAC or TDATC, as applicable, or their respective messenger. TDAC, TDATC or such messenger, as applicable, shall receive evidence of the Depository Institution’s receipt of the withdrawal and transfer instructions for same day funds representing the total of such withdrawals to be made to TDAC, as agent for the TDAC Customers, or TDATC, as agent for the TDATC Customers, as applicable. If directed by TDAC, TDATC or their respective messenger, as applicable, the Depository Institution will transfer funds to accounts at another depository institution. Each of TDAC and TDATC agrees that upon its receipt of such payment for withdrawals, the Depository Institution shall have no further obligation and shall be discharged as to TDAC or TDATC, as appropriate, and any Customers on whose behalf such payment was made, and that the Depository Institution shall have no further obligation with respect to the funds represented by such withdrawal other than the obligation to pay any accrued and unpaid interest relating to those funds.

(b) Each of TDAC and TDATC reserves the right to make withdrawals equal to the remaining balance in a Master Account. Such Master Account may only be closed by TDAC, as agent for the TDAC Customers, or TDATC, as agent for the TDATC Customers, as applicable.

8. Registration at the Depository Institutions. Pursuant to instructions received from a Customer, if TDAC or TDATC, as applicable, so advises a Depository Institution, such Depository Institution shall record a Money Market Deposit Account on behalf of such Customer on the books and records of the Depository Institution in the name of such Customer (i) if such Customer terminates its agency relationship with respect to the applicable Master Account at the Depository Institution, (ii) if TDA or TDATC cease to make the Depository Institution’s Money Market Deposit Account available as a designated sweep vehicle, or (iii) if this Agreement is terminated by any party. Upon request, TDAC or TDATC, as applicable, will provide the Depository Institution with confirmation of such Customer’s instructions. To facilitate such recordation in the name of such Customer, and upon direction by such Customer or by TDAC or

TDATC, as applicable, shall reasonably cooperate with the Depository Institution in establishing the identity of such Customer, including, without limitation, the name, address and taxpayer identification number of such Customer. Upon recordation of a Money Market Deposit Account in the name of a Customer, the provisions of this Agreement shall no longer govern the terms of such account and TDAC or TDATC, as applicable, shall have no further obligation with respect to servicing such Customer’s Money Market Deposit Account.

9. Books and Records Concerning the Master Accounts. (a) As agents and custodians for the Customers, each of TDAC and TDATC will maintain, in good faith and in the regular course of business, and in accordance with applicable published requirements of the FDIC (including, without limitation, FDIC requirements for pass-through deposit insurance coverage), books and records setting forth the daily balance and accrued interest in the Master Accounts at the Depository Institutions and identifying with respect to such Master Accounts the names, addresses and social security or tax identification numbers of the Customers and any representative capacity in which the Customers may be acting. It is understood that the names, addresses and social security or tax identification numbers of the Customers, and any representative capacity in which they may be acting, will be maintained on TDAC’s or TDATC’s, as applicable, books and records in its capacity as agent and custodian for the Customers and will not be disclosed to the Depository Institutions except as otherwise required by law or this Agreement.

(b) In connection with the Depository Institutions’ compliance with 12 C.F.R. Part 204 (“Regulation D”), TDAC and TDATC, as recordkeepers for the Depository Institutions, shall allow independent auditors, examiners and other authorized representatives of the federal bank regulatory agencies that have appropriate jurisdiction over the Depository Institutions reasonable access from time to time upon request to the books and records of TDAC and TDATC, as applicable, with respect to the Master Accounts, and each of TDAC and TDATC shall cooperate with such independent auditors and agencies to the extent necessary to enable the Depository Institutions to comply with their obligations under Regulation D and other regulatory guidelines with regard to such requests for access.

(c) Each of TDAC and TDATC covenants that it shall at all times maintain, or cause to be maintained, an emergency system to ensure that the books and records concerning the Master Accounts will be retrievable within a reasonable period of time in the event of a computer failure or malfunction.

(d) TDAC and TDATC may delegate to a third-party service provider their respective duties under this Section 9; provided, that (i) the third-party service provider will at all times maintain, or cause to be maintained, an emergency system to ensure that the books and records concerning the Master Accounts will be retrievable within a reasonable period of time in the event of a computer failure or malfunction and (ii) TDAC and TDATC will remain liable to the Depository Institutions for such delegated services to the same extent as if TDAC or TDATC, as applicable, had performed them themselves.

(e) Upon request of a Depository Institution, TDAC or TDATC, as applicable, will prepare and deliver to the Depository Institution as promptly as is commercially reasonable, the following information with respect to any date(s) designated by the Depository Institution in machine readable form or in the form of a computer printout:

(i) a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, in which deposits are being made on that day, setting forth the amount of the deposit to each Money Market Deposit Account;

(ii) a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, from which withdrawals are being made on that day, setting forth the amount of the withdrawals from each Money Market Deposit Account;

(iii) a statement of the aggregate balance in each applicable Customer’s Money Market Deposit Account after the deposits and withdrawals set forth in the lists described in (i) and (ii) above, respectively, have been effected;

(iv) a list of all beneficial owners of the applicable Master Account(s) at the Depository Institution, designated by account number, indicating whether each beneficial owner is an individual; an organization that is operated primarily for religious, philanthropic, charitable, educational, political or other similar purpose and that is not operated for profit; the United States; a state, county, municipality or political subdivision thereof; or the District of Columbia, the Commonwealth of Puerto Rico, American Samoa, Guam, any territory or possession of the United States or any political subdivision thereof; and

(v) such other information as the Depository Institution may reasonably request to facilitate or demonstrate its compliance with Regulation D (or any successor regulation).

(f) TDAC and TDATC shall at all times comply, and ensure that any third party service provider to which it delegates any of its respective duties under this Section 9 will at all times comply, with the applicable requirements of OCC Bulletin 2005-13 (12 CFR §30, Appendix B), and will allow the Depository Institutions access to its books and records and its personnel in order to permit the Depository Institutions to maintain and assess compliance with the foregoing requirements by TDAC and TDATC and any such third party service providers.

10. Representations, Warranties and Covenants of TDA. TDA represents, warrants and covenants as follows:

(a) TDA is a corporation duly incorporated, validly existing and in good standing under the laws of the State of New York.

(b) This Agreement constitutes a legal, valid and binding obligation of TDA, enforceable against TDA in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(c) TDA has full power and authority to do and perform all acts contemplated by this Agreement.

(d) TDA either has full power and authority to receive on behalf of, and as agent for, each of the Customers any information, including disclosure information, that the Depository Institutions may provide in connection with a Money Market Deposit Account, including any disclosure information required by law or, if TDA lacks such power and authority, TDA shall deliver such information directly to the Customer within any applicable time periods required by law.

(e) TDA will perform its obligations under this Agreement pursuant to all federal and state securities laws and all regulations of any regulatory agency or self-regulatory organization applicable to the performance of its obligations hereunder.

(f) TDA shall maintain a fidelity bond covering its officers and employees in an amount equal to or exceeding $1,000,000.

(g) TDA shall provide all of the services specified herein to be provided by TDA in accordance with industry practices; provided, however, that in the event any applicable regulation, statute or rule changes or any new applicable regulation, statute or rule is enacted, the parties shall negotiate in good faith to determine appropriate service levels.

11. Representations, Warranties and Covenants of TDAC and TDATC. TDAC and TDATC represent, warrant and covenant, severally and not jointly, as follows:

(a) TDAC is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nebraska and TDATC is a non-deposit trust company duly incorporated, validly existing and in good standing under the laws of the State of Maine.

(b) This Agreement constitutes a legal, valid and binding obligation of each of TDAC and TDATC, enforceable against each in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting generally the enforcement of creditors’ rights.

(c) Each of TDAC and TDATC has full power and authority to do and perform all acts contemplated by this Agreement.

(d) TDAC is the authorized representative, agent (or sub-agent) and nominee (or sub-nominee) for each TDAC Customer in establishing, maintaining, making deposits to and withdrawals from and effecting other transactions in the TDAC Master Accounts and is authorized to give the Depository Institutions instructions on behalf of the TDAC Customers with respect to the TDAC Master Accounts; and the Depository Institutions may conclusively rely without further inquiry on such instructions given by TDAC on behalf of the TDAC Customers or otherwise in connection with this Agreement. TDATC is the authorized representative, agent (or sub-agent) and nominee (or sub-nominee) for each TDATC Customer in establishing, maintaining, making deposits to and withdrawals from and effecting other transactions in the TDATC Master Accounts and is authorized to give the Depository Institutions instructions on behalf of the TDATC Customers with respect to the TDATC Master Accounts; and the Depository Institutions may conclusively rely without further inquiry on such instructions given by TDATC on behalf of the TDATC Customers or otherwise in connection with this Agreement.

(e) Each of TDAC and TDATC, as recordkeepers for the Depository Institutions, will maintain the applicable Master Accounts in accordance with the definition of “savings deposit” in 12 C.F.R. Section 204.2(d)(2) and interpretations of the Federal Reserve Board thereunder, including the transfer and withdrawal restrictions contained therein.

(f) TDATC either has full power and authority to receive on behalf of, and as agent for, each of the TDATC Customers any information, including disclosure information, that the Depository Institutions may provide in connection with a Money Market Deposit Account, including any disclosure information required by law or, if TDATC lacks such power and authority, TDATC shall deliver such information directly to the Customer within any applicable time periods required by law.

(g) Each of TDAC and TDATC will perform its obligations under this Agreement pursuant to all federal and state securities laws and all regulations of any regulatory agency or self-regulatory organization applicable to the performance of its obligations hereunder.

(h) Each of TDAC and TDATC will prepare and file, on a timely basis and in the manner prescribed by the Internal Revenue Code of 1986 (the “Internal Revenue Code”), as amended, and applicable regulations thereunder, all information returns that may be required by TDAC and TDATC in whatever capacity with respect to its respective Master Accounts (with the customary copies thereof for state and local taxing authorities) and will furnish a copy of all information returns and notifications prescribed by the Internal Revenue Code and applicable regulations thereunder with respect to any Customer holding a Money Market Deposit Account at the Depository Institution(s) to the Customer; provided, however, that in the event TDAC or TDATC does not have available to it the information required to complete such information return and such information is available to the Depository Institution(s), TDAC or TDATC, as applicable, shall request such information from the Depository Institution(s) and upon receipt of such information in a timely manner, TDAC or TDATC, as appropriate, shall prepare and file such return in an timely manner. Each of TDAC and TDATC will cause to be obtained and retained in its files any necessary exemption certificates from its respective Customers with respect to the filing of any information return and the withholding of taxes.

(i) Each of TDAC and TDATC will withhold in a timely and proper manner any and all taxes required to be withheld under applicable law in connection with the payment or crediting of any interest on any beneficial interest in the applicable Master Accounts and will pay in a timely and proper manner such amount to the appropriate governmental agency or its designated agent.

(j) Each of TDAC and TDATC shall maintain a fidelity bond covering its officers and employees in an amount equal to or exceeding $1,000,000.

(k) Each of TDAC and TDATC shall provide all of the services specified herein to be provided by TDAC and TDATC in accordance with industry practices; provided, however, that in the event any applicable regulation, statute or rule changes or any new applicable regulation, statute or rule is enacted, the parties shall negotiate in good faith to determine appropriate service levels.

12. Representations, Warranties and Covenants of the Depository Institutions. The Depository Institutions represent, warrant and covenant, severally and not jointly, as of each date on which any Master Account is maintained pursuant to this Agreement as follows:

(a) Each Depository Institution is a national banking association organized and existing under the laws of the United States, regulated by the Office of the Comptroller of the Currency.

(b) This Agreement constitutes a legal, valid and binding obligation of each Depository Institution, except as enforcement may be limited by bankruptcy, insolvency, liquidation or other similar laws affecting the enforcement of creditors’ rights generally or of creditors of depository institutions the accounts of which are insured by the FDIC.

(c) Neither the execution and delivery of this Agreement, the consummation of the transactions herein contemplated, the fulfillment of, or compliance with, the terms and provisions hereof, nor the performance of its obligations with respect to the Master Accounts will conflict with, or result in a breach of any of the terms, conditions or provisions of (i) any material federal banking or other law, regulation, order, regulatory agreement, or rule applicable to each Depository Institution or governing the acceptance of deposits, (ii) any material applicable law, rule or regulation of the state in which each Depository Institution has its principal place of business or of any regulatory agency or self-regulatory organization, (iii) the Articles of Association or bylaws of each Depository Institution or (iv) any material agreement to which each Depository Institution is a party or by which it may be bound.

(d) Prior to the performance of any of its obligations pursuant to this Agreement, each Depository Institution will have obtained and/or made any consent, approval, waiver or other authorization of or by, or filing or registration with, any court, administrative or regulatory agency or other governmental authority of the federal government or the state in which the Depository Institution has its principal place of business that is required to be obtained by the Depository Institution in connection with the execution, delivery or performance by the Depository Institution, or the consummation by the Depository Institution, of the transactions contemplated by this Agreement including, without limitation, the offering of Money Market Deposit Accounts.

(e) The deposits made in each Depository Institution are insured by the FDIC to the full extent permitted by law. The Customer Accounts will be eligible for FDIC insurance for the maximum aggregate amount of principal and interest available to each Customer identified on the records maintained pursuant to Section 9 of this Agreement for each recognized legal capacity for which the Customer is eligible, subject to (i) FDIC aggregation rules for other accounts held by a Customer with a Depository Institution and (ii) the Depository Institution recording the Master Accounts as set forth in Section 3 of this Agreement. Each Depository Institution will provide immediate notification of any action by the FDIC or the Depository Institution to terminate the Depository Institution’s insured status.

(f) Each Depository Institution is a “well capitalized” institution as defined in 12 C.F.R. Section 337.6 and may accept deposits from a deposit broker without obtaining a waiver from the FDIC, except to the extent that the Depository Institution has been characterized as an “adequately capitalized” institution for a period of 90 days or less, as defined in 12 C.F.R. Section 337.6, and has been granted a waiver during such period from the FDIC allowing it to accept deposits from a deposit broker. Each Depository Institution will provide immediate notification upon the occurrence of any event that causes, or could cause, the Depository Institution to be placed in a lower capital category, or be considered “not adequately capitalized” under federal banking law or regulation.

(g) As of the date hereof, there is no action, suit, proceeding, inquiry or investigation by or before any court, governmental agency, public board or body pending or any agreement, resolution or order being considered by any governmental agency, to the knowledge of each Depository Institution, threatened against or enjoining the ability of each Depository Institution to make Money Market Deposit Accounts available as specified in this Agreement.

(h) As of the date hereof, the statements made in the TDA and TDATC Customer Handbook and Account Agreement (the “Handbook”), to the extent that they make representations concerning the Depository Institution and deposit insurance coverage, are true and accurate in all material respects.

(i) As of the date hereof, neither Depository Institution is the subject of or party to a memorandum of understanding or any supervisory agreements, mandated Board Resolutions, cease-and-desist orders, consent agreements, or regulatory restrictions that would directly or indirectly affect its ability to fulfill its obligations under this Agreement.

(j) The Depository Institutions will furnish to the Ameritrade Companies (i) copies of all annual, quarterly, and other reports and information furnished to stockholders of The Toronto-Dominion Bank, the company controlling the Depository Institutions, not later than the time such reports and other information are first furnished to such stockholders, and (ii) any other reports and financial statements filed with the Securities and Exchange Commission.

(k) Each Depository Institution has provided, and while any Master Account is maintained, will provide the Ameritrade Companies with all information that each Depository Institution is required to provide Money Market Deposit Account holders under any federal or state law, rule or regulation governing savings deposits held under arrangements similar to that sat forth herein. None of TDA, TDAC or TDATC shall not have any responsibility for any omission on a Depository Institution’s part to notify the Ameritrade Companies or for any delay in notification, of any disclosure that is required to be distributed by a Depository Institution at the time of, or subsequent to, the date hereof.

(l) The Master Accounts will not at any time be subject to any right, charge, security interest, lien or claim of any kind against TDA, TDAC or TDATC in favor of the Depository Institutions or any person claiming through the Depository Institutions, and the Depository Institutions will not exercise any right of set-off or recoupment against the Master Accounts.

(m) Each Depository Institution is authorized under appropriate law and regulation to pay interest on the Master Accounts at the interest rate determined in accordance with Section 4 hereof.

(n) The obligation of each Depository Institution in respect of each interest in the Master Accounts is entitled to the priority provided to “deposit liabilities” by Section 11(d)(11) of the Federal Deposit Insurance Act

(o) No applicable law or regulation of the state of each Depository Institution’s principal place of business or any political subdivision thereof imposes any state or local income or franchise tax with respect to any Money Market Deposit Account established by a nonresident of such state.

(p) Each Depository Institution shall maintain a fidelity bond covering its officers and employees in an amount equal to or exceeding $1,000,000.

(q) The Depository Institutions hereby covenant and agree that, upon request by and at the sole option of TDA, TDAC or TDATC, the Depository Institutions shall provide Master Accounts and related services to any of their Affiliates or any successor entity of TDA, TDAC or TDATC, as applicable, controlled by Ameritrade Parent upon terms and conditions that are substantially similar to those contained herein pursuant to either an amendment to this Agreement or a separate agreement; provided, however, that if a new agreement is entered into pursuant to this Section 12(q), the term of the new agreement shall be the term of this Agreement such that any expiration or termination of this Agreement shall cause such new agreement to terminate simultaneously with this Agreement.

(r) Each Depository Institution shall provide all of the services specified herein to be provided by the Depository Institution in accordance with industry practices; provided, however, that in the event any applicable regulation, statute or rule changes or any new applicable regulation, statute or rule is enacted, the parties shall negotiate in good faith to determine appropriate service levels.

13. Master Account Description, Statements and Disclosures. (a) TDA and TDATC agree to provide each Customer with a description of the terms and conditions of such Master Account, substantially in the form of the disclosure contained under the section titled “Money Market Account” in the Handbook, as the same shall be amended from time to time, prior to or simultaneously with the Customer’s election of the Money Market Deposit Account as the “designated sweep vehicle.” TDA and TDATC agree to provide any amendments to the section titled “Money Market Account” in the Handbook to the Depository Institutions for their review and approval prior to providing the amended section to Customers.

(b) TDA and TDATC agree to periodically provide each Customer with a statement on a monthly, quarterly or other basis permitted by law, which shall reflect each deposit to or withdrawal from the Customer Account during the previous period, the closing balance of such Customer Account at the end of the previous period, and the amount of interest earned on funds in such Customer’s Money Market Deposit Account during the previous period. The parties acknowledge that the Depository Institutions will have no responsibility for providing such periodic statements or for the completeness or accuracy thereof.

(c) TDA and TDATC agree to distribute all disclosures provided by the Depository Institutions pursuant to Section 12(k) hereof to the Customers.

(d) Upon establishment of a Money Market Deposit Account by a Customer, TDA or TDATC, as applicable, shall provide the Customer with information regarding the date of the initial deposit to the applicable Master Account, the name of the Depository Institution, and the fact that TDA or TDATC, as applicable, will receive from the Depository Institution the fee described in Section 5 hereof. The information may be furnished by TDA or TDATC, as applicable, in the form of a trade confirmation or a customer transaction statement.

14. Indemnification. (a) Each Depository Institution agrees to indemnify and hold harmless the Ameritrade Companies and their Affiliates, officers, directors, employees, agents, and contractors from and against any liability, claim, cost or expense (including court costs and attorney’s fees) arising out of (i) such Depository Institution’s material breach of any of its representations, warranties, covenants or other agreements set forth in this Agreement and (ii) such Depository Institution’s gross negligence, fraud or intentional misconduct.

(b) The Ameritrade Companies agree to indemnify and hold harmless the Depository Institutions and any of their Affiliates, and their respective officers, directors, employees, agents or contractors from and against any liability, claim, cost or expense (including court costs and attorney’s fees) arising out of (i) TDA’s, TDAC’s or TDATC’s material breach of any of TDA’s, TDAC’s or TDATC’s, representations, warranties, covenants or other agreements set forth in this Agreement and (ii) TDA’s, TDAC’s or TDATC’s gross negligence, fraud or intentional misconduct.

(c) For purposes of this Section 14, the party obligated to provide the indemnity described in Sections 14(a) and (b) will be referred to as the “Indemnitor” and the party receiving the benefit of such indemnity will be referred to as the “Indemnitee”. The Indemnitee shall give the Indemnitor prompt notice of any claim for indemnification; provided, that the Indemnitee’s failure to give such prompt notice shall not relieve the Indemnitor of its indemnification obligation except to the extent that the Indemnitor was materially prejudiced by such failure. The Indemnitor shall have no obligation pursuant to Section 14(a) or (b) unless the Indemnitee permits the Indemnitor to assume and control the defense of the related claim, suit, action or proceeding, with counsel chosen by the Indemnitor (who must be reasonably acceptable to the Indemnitee). The Indemnitor shall not enter into any settlement or compromise of any such claim, suit, action or proceeding without the Indemnitee’s prior written approval, which approval shall not be unreasonably withheld. The Indemnitor shall pay any and all liabilities, claims, costs or expenses awarded against the Indemnitee and all expenses incurred by the Indemnitee in connection with, or arising from, any such claim, suit or proceeding.

(d) Notwithstanding the foregoing, the Indemnitee may, at its own option and expense, employ counsel to monitor any claim for which it is entitled to indemnification under this Section 14, and counsel for the Indemnitor shall provide cooperation and assistance to such counsel for the purpose of apprising the Indemnitee of the status of such proceeding, including the status of settlement negotiations, if any. Nothing in this Agreement shall be deemed to limit or eliminate the right of a party at any time to waive indemnification to which it is otherwise entitled pursuant to this Section 14 by independently defending or settling any claim on its own behalf; provided, that the party exercising this right will provide the other party with prompt written notice of its intent to do so, and such party agrees that it will not be entitled to seek any other remedy against the other with respect to the subject matter of the claim for which it has waived indemnification.

(e) Notwithstanding any other provision herein, neither party will be liable to the other for:

(i) special, indirect, consequential, punitive, exemplary or incidental damages of the other party of any kind, including but not limited to lost profits, lost savings, and loss of use of facility or equipment, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such losses or damages or if such losses or damages could have been reasonably foreseen; or

(ii) any delay or failure to perform its obligations under this Agreement to the extent that such delays or failures result from causes or circumstances beyond its reasonable control, including, but not limited to, failure of electronic or mechanical equipment, strikes, failure of common carrier or utility systems, severe weather, market disruptions, or other causes commonly known as “acts of God”; in any such event, in order to be so excused from such delay or failure to perform, the party so affected must give notice of the cause of such delay or failure to the other party as promptly as practicable and use reasonable efforts to remedy the cause of such delay or failure if practicable and take all reasonable actions as may be appropriate to continue performance under this Agreement.

15. Termination. (a) This Agreement shall have a term of five years beginning on July 1, 2008, and shall renew automatically at the end of such five-year term and any renewal term for additional five-year periods; provided, however, that this Agreement may be terminated by the Ameritrade Companies, on the one hand, or by the Depository Institutions, on the other hand, upon the giving of two years advance written notice of such termination.

(b) In the event any opinion, ruling or statement is issued or any determination is made by any governmental or regulatory authority that the Money Market Deposit Accounts and/or the Master Accounts do not qualify as “savings deposits” under 12 C.F.R. Section 204.2(d)(2), the Depository Institutions shall so notify the Ameritrade Companies, and Ameritrade Companies and the Depository Institutions may renegotiate the terms and the rate established with respect to the Master Accounts pursuant to Section 4(b) of this Agreement in response to such opinion, ruling, statement or determination or the Depository Institution may present to Ameritrade Companies an alternative program having substantially similar terms and conditions. In the event that, within thirty (30) days following the Depository Institution’s notification to the Ameritrade Companies, the Ameritrade Companies and the Depository Institutions are unable to renegotiate the terms and a rate and/or fee acceptable to the Depository Institutions or the alternative program proposed by the Depository Institutions is not acceptable to the Ameritrade Companies after a good faith consideration of such alternative, this Agreement shall then terminate ninety (90) days following the date of the initial notification from the Depository Institutions to the Ameritrade Companies.

(c) The Ameritrade Companies shall have the right to terminate this Agreement upon 90 days notice in the event of any of the following:

(i) the Stockholders Agreement terminates pursuant to Section 6.3(c)(iii) thereof;

(ii) The TD Parent breaches any of the provisions of Section 36(b), (c) or (d) hereof;

(iii) a Depository Institution fails to remain a “well capitalized” or “adequately capitalized” institution (each, as defined in 12 C.F.R. 337.6) in accordance with the terms of Section 12(f) hereof; or

(iv) a Depository Institution materially breaches any of its covenants, obligations or agreements under this Agreement and fails to cure such breach within 30 days of receipt of a notice of such breach from TDA, TDAC or TDATC.

(v) the Depository Institutions fail to comply in any material respect with the investment principles set forth in Section 5(c) hereof and the Boards of Directors of the Depository Institutions and the Boards of Directors of the Ameritrade Companies have been unable to resolve the issue among the parties within 60 days of submitting such issue to such Boards of Directors.

(d) In the event of any right of termination pursuant to Section 15(c)(i) the Ameritrade Companies shall have the right to commence good faith negotiations to acquire the Assets at their fair market value pursuant to a structure mutually acceptable to the parties.

(e) In the event that any of TDA, TDAC or TDATC materially breaches any of its respective covenants, obligations or agreements under this Agreement and fails to cure such breach within 30 days of receipt of a notice of such breach from the Depository Institutions, the Depository Institutions shall have the right to terminate this Agreement upon 180 days’ prior written notice to the Ameritrade Companies.

(f) Upon any termination of this Agreement pursuant to this Section 15, the Depository Institutions shall follow the instructions of TDAC and TDATC, as agents for the Customers, as to the disposition of the funds then on deposit in the Master Accounts at the

Depository Institutions. The cost of funds to the Depository Institutions, as set forth in Section 4, shall continue in effect until such time as TDAC and TDATC, as agents for the Customers, have withdrawn all funds on deposit in the Master Accounts,

16. Survival. Following expiration or termination of this Agreement pursuant to Section 15 hereof, Sections 14, 16, 17, 20, 21, 22, 25, 26, and 28 shall survive any such expiration or termination. All other sections of this Agreement shall survive until the Master Accounts established at the Depository Institutions are closed.

17. Confidentiality. (a) The Ameritrade Companies and the Depository Institutions mutually acknowledge that, in the course of their dealings with each other in connection with this Agreement, each may learn Confidential Information of or concerning the other party or third persons to whom the other party has an obligation of confidentiality. For the purposes of this Agreement, “Confidential Information” shall mean, with respect to any person, any confidential, business, trade secret, proprietary or other like information that is provided, produced or disclosed by such person in connection with performance of this Agreement, whether in written, electronic or oral form, whether tangible or intangible, and whether or not labeled or designated as “confidential.” Confidential Information also includes any information regarding the contents of this Agreement.

(b) Each party shall treat all Confidential Information received from the other party as proprietary, and shall not disclose such Confidential Information orally or in writing to any third party without the prior written consent of the other applicable party, and shall not appropriate any of such Confidential Information for its own use or for the use of any other person. Without limiting the foregoing, each party agrees to take at least such precautions to protect the other party’s Confidential Information as it takes to protect its own Confidential Information, but in no event shall such precautions be less than reasonable or as required by applicable law.

(c) Upon the request of another party, each party shall (a) return to such other party all tangible items containing any of such other party’s Confidential Information, including all copies, abstractions and compilations thereof, and (b) remove from its computer systems any record in electronic form that contains any of such other party’s Confidential Information, including all copies, abstractions and compilations thereof, without retaining any copies of the items required to be returned. Any party may further require that the other parties certify in writing that they have fulfilled their obligations under this Section 17(c).

(d) Notwithstanding anything herein to the contrary, each party may keep records of the other parties’ Confidential Information for recordkeeping as required by applicable law; provided, that the confidentiality of all such Confidential Information is maintained in a manner consistent with the requirements of this Agreement. The obligations of this Section 17 extend to the employees, agents, service providers and subcontractors of each party and their respective Affiliates, and each party shall inform such persons of their obligations under this Section 17.

(e) Nothing in this Agreement shall be construed to restrict disclosure or use of any information otherwise constituting Confidential Information that: (a) was in the possession of or rightfully known by the recipient, without an obligation to maintain its confidentiality, prior to receipt from the other party; (b) is or becomes generally known to the public without violation of this Agreement; (c) is obtained by the recipient in good faith from a third person having the right to disclose it without an obligation of confidentiality; or (d) is independently developed by the receiving party without the participation of any persons who have had access to the other party’s Confidential Information.

(f) Each party shall, upon learning of any unauthorized disclosure or use of another party’s Confidential Information, notify the other parties promptly and cooperate fully with such other parties to protect their Confidential Information.

(g) If any party believes it is required, by applicable law or by a subpoena or order of a court, regulatory agency or self-regulatory organization having appropriate jurisdiction, to disclose any of another party’s Confidential Information, subject to applicable law that may prohibit the rendering of such notification, it shall promptly notify the applicable party prior to any disclosure and shall make all reasonable efforts to allow such other party an opportunity to seek a protective order or other judicial relief. Despite any contrary provision in this Agreement, if the party seeking to prevent disclosure of such Confidential Information does not obtain a protective order or other judicial relief within a reasonable period of time, the party required to disclose the Confidential Information may disclose such information only to the extent required and will continue to treat the Confidential Information in accordance with this Agreement for all other purposes. Notwithstanding the foregoing and in connection with the Depository Institutions’ compliance with Regulation D, if a Depository Institution receives a request for information regarding a Customer Account at such Depository Institution from a federal bank regulatory agency with jurisdiction over such Depository Institution, the Depository Institution will inform TDA and TDAC or TDATC, as applicable, of the request and TDA and TDAC or TDATC, as applicable, will provide the information sought as soon as possible, but in any event within ten (10) days.

(h) Each party, with reasonable notice to the other parties and during normal business hours, shall have the right to inspect the other parties’ books and records relating to this Agreement in order to monitor the other parties’ compliance with applicable privacy policies, laws and regulations. The party requesting the inspection shall bear all costs in connection with such inspection. Each party agrees that it shall not interfere with the ordinary and normal course of the other parties’ business in conducting the inspection.

(i) The parties acknowledge that disclosure of any Confidential Information by the party receiving it will cause irreparable injury to the disclosing party, its customers and other persons, and is inadequately compensable in monetary damages. Accordingly, a party may seek injunctive relief in any court of competent jurisdiction for the breach or threatened breach of this Section 17, in addition to any other remedies in law or equity, and no party will raise the defense of an adequate remedy at law in opposition to any such petition for injunctive relief. This Section 17(i) shall not apply to disclosures required by applicable law, as provided in, and under the conditions of Section 17(g) hereof.

18. Notices.

(a) All notices under the Agreement will be in writing and will be sent:

if to TD Bank USA, N.A., to:

TD Bank USA, N.A.

Two Portland Square

Portland, Maine 04101

Attention: General Counsel

Facsimile: ****

if to TD Bank, N.A., to:

TD Bank, N.A.

Two Portland Square

Portland, Maine 04101

Attention: General Counsel

Facsimile: ****

if to TD Parent, to:

The Toronto-Dominion Bank

TD Tower, 66 Wellington Street West

Toronto, Ontario M5K1AZ

Attention: General Counsel

Facsimile: ****

if to TDA, to:

TD AMERITRADE, Inc.

c/o TD AMERITRADE Holding Corporation

4211 South 102nd Street

Omaha, Nebraska 68127

Attention: Chief Financial Officer

Facsimile: ****

if to TDAC, to:

TD AMERITRADE Clearing, Inc.

4211 South 102nd Street

Omaha, Nebraska 68127

Attention: Chief Financial Officer

Facsimile: ****

if to TDATC, to:

TD Ameritrade Trust Company

6940 Columbia Gateway Drive, Suite 200

Columbia, MD 21046

Attention: General Counsel

Facsimile: ****

and, a copy to:

TD AMERITRADE Holding Company

6940 Columbia Gateway Drive, Suite 200

Columbia, MD 21046

Attention: General Counsel

Facsimile: ****

(b) All notices to be sent or delivered hereunder shall be deemed to be given or become effective for all purposes of this Agreement as follows: (i) when delivered in person, when delivered; (ii) when sent by registered, certified or express mail, on the earlier of the third business day after the date of deposit in the United States mail or the date of receipt; and (iii) when sent by telegram, telecopy or other form of rapid transmission, when receipt of such transmission is received by the sender.

19. Expenses. Each party hereto shall pay its own expenses incident to the preparation of this Agreement and the consummation of the transactions contemplated herein.

20. Governing Law. This Agreement and all rights and obligations of the parties hereunder shall be governed by and construed in accordance with the laws of the State of New York.

21. Assignment. None of TDA, TDAC or TDATC, on the one hand, or the Depository Institutions, on the other hand, may assign its rights or delegate its duties under this Agreement, either in whole or in part, without the prior written consent of the other party; provided, however, that such consent shall not be required for an assignment by TDA, TDAC or TDATC to any entity that is an Affiliate of, or successor entity to, TDA, TDAC or TDATC, or to a purchaser of all or substantially all of the assets of TDA, TDAC or TDATC, as applicable. Any attempted assignment or delegation in violation of this Section 21 shall be void. This Agreement shall be binding upon all successors and permitted assigns of each party, irrespective of any change with regard to the name of or the personnel of any party.

22. Court Fees and Damages. In the event of suit by any of the parties to enforce this Agreement, the prevailing party shall be entitled to such court costs and attorney’s fees as the court deems reasonable.

23. Entire Agreement. This Agreement, together with all exhibits and schedules attached hereto, constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, negotiations, representations and proposals, whether written or oral, with the exception of any confidentiality agreements that may have been entered into by the parties prior to the execution of this Agreement and the letter dated May 13, 2009 from TDA, TDAC and TDATC to TD Bank USA and TD Parent, referenced in Section 5(b).

24. Invalidity. If any provision or condition of this Agreement is held invalid or unenforceable by any court or regulatory agency, such invalidity or unenforceability attaches only to such provision or condition, and the validity of the remaining provisions and conditions remain unaffected and shall be enforced to the fullest extent permitted by applicable law or regulation.

25. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

26. Headings. The division of this Agreement into sections, clauses, paragraphs or subdivision and the insertion of headings are for convenience only and shall not affect the construction or interpretation. This Agreement shall be read and interpreted with all changes of gender or number required by the context to the ordinary and usual meanings of words, but words with recognized technical or trade meanings shall be interpreted according to such recognized meanings.

27. References to Statutes, Rules or Regulations. Any reference to a statute, rule or regulation in this Agreement is deemed also to refer to any amendment or successor provision to that statute, rule or regulation.

28. Gramm-Leach-Bliley Compliance. (a) The Depository Institutions and the Ameritrade Companies hereby acknowledge that they are subject to the privacy regulations under Title V of the Gramm-Leach-Bliley Act, 15 U.S.C. §6801 et seq., pursuant to which regulation the Ameritrade Companies are required to obtain certain undertakings from the Depository Institutions, and the Depository Institutions are required to obtain certain undertakings from the Ameritrade Companies with regard to the privacy, use and protection of nonpublic personal financial information of their respective clients or prospective clients. Therefore, notwithstanding anything to the contrary contained in this Agreement, the Depository Institutions and the Ameritrade Companies agree that (i) they shall not disclose or use any Client Data except to the extent necessary to carry out obligations under this Agreement and for no other purpose, (ii) they shall not disclose Client Data to any third party, including, without limitation, third party service providers without the prior consent of each other and an agreement in writing from the third party to use or disclose such Client Data only to the extent necessary to carry out the Depository Institutions’ obligations or the Ameritrade Companies’ obligations under this Agreement, and for no other purposes, (iii) they shall maintain, and shall require all third parties approved under subsection (ii) to maintain, effective information security measures to protect Client Data from unauthorized disclosure or use, and (iv) they shall provide each other with information regarding such security measures upon reasonable request and promptly provide information regarding any failure of such security measures or any security breach related to Client Data. The obligations set forth in this Section shall survive termination of this Agreement.

(b) For purposes of this Agreement, “Client Data” means the nonpublic personal information (as defined in 15 U.S.C. §6809(4)) of TDA, TDAC or TDATC clients or prospective clients (and/or TDA’s, TDAC’s and TDATC’s respective Affiliates) received by a Depository Institution, or of a Depository Institution’s clients or prospective clients received by TDA, TDAC or TDATC, in connection with the performance of obligations under this Agreement, including, but not limited to (i) an individual’s name, address, e-mail address, IP address, telephone number and/or social security number, (ii) the fact that an individual has a relationship with such Depository Institution, TDA, TDAC or TDATC and/or its respective Affiliates, or (iii) an individual’s account information.

(c) The Ameritrade Companies and the Depository Institutions may disclose Client Data (i) pursuant to a request by any governmental or regulatory agency or individual body having authority or jurisdiction over TDA, TDAC, TDATC or the Depository Institutions, as the case may be, pursuant to a request or order under applicable laws or regulations, and (ii) to regulatory examiners, their Affiliates, auditors, and counsel in connection with the transactions contemplated hereby. In the event a subpoena or other legal process concerning Client Data disclosed by a Depository Institution to TDA, TDAC or TDATC, or TDA, TDAC or TDATC to the Depository Institution, is served upon TDA, TDAC or TDATC or a Depository Institution, as the case may be, TDA, TDAC or TDATC or such Depository Institution, as the case may be, agrees that it will notify the other immediately upon receipt of such subpoena or other legal process and will reasonably cooperate with the other in any lawful effort by the other to contest the legal validity of such subpoena or other legal process.

29. Litigation. (a) TDA, TDAC and TDATC, as applicable, will promptly advise the Depository Institution of any legal or administrative action of which TDA, TDAC or TDATC, as applicable, obtain knowledge by any state or federal court, agency or authority taken or threatened to be taken that would preclude, limit or otherwise restrict the offering of the Money Market Deposit Accounts as contemplated by this Agreement.

(b) Each Depository Institution will promptly advise the Ameritrade Companies of any legal or administrative action of which the Depository Institution obtains knowledge by any state or federal court, agency or authority, taken or threatened to be taken that would preclude or limit or otherwise restrict the offering of the Money Market Deposit Accounts as contemplated by this Agreement.

30. No Recourse to TDA, TDAC or TDATC. It is understood and agreed that none of TDA TDAC or TDATC is a guarantor of, and shall in no way be liable to perform, the obligations of the Depository Institutions under the Master Accounts.

31. Business Continuity Plan. Each of the Depository Institutions and the Ameritrade Companies warrants that it has and will maintain throughout the term of this Agreement a written business continuity plan (“BCP”) to enable it to recover and resume the services provided by it to the other party or parties under this Agreement within one Business Day in the event of any disruptive event. Each of the Depository Institutions and the Ameritrade Companies further represents and warrants that it has tested its BCP and will continue to conduct sufficient ongoing verification testing for the recovery and resumption of services provided to the other party or parties under this Agreement and will update its BCP at least annually. Each party will notify the other party or parties within thirty (30) days of any material alterations to its BCP that would impair its ability to recover and resume any interrupted services it provides to the other party or parties. Upon request by the other party or parties, each party will provide to the other party or parties a description of its BCP procedures as they relate to the recovery and resumption of the services provided to the other party or parties accompanied by a written certification that the BCP has undergone review and testing to account for any changes to such services. Each party will immediately notify the other party or parties of any actual, threatened, or anticipated event that does or may disrupt or impact the services provided by it to the other party or parties pursuant to this Agreement and will cooperate fully with the other party or parties to minimize any such disruption and promptly restore and recover the services.

32. Amendments. The terms of this Agreement cannot be modified, supplemented or rescinded by a party to this Agreement except in writing signed by each party to be bound by such modification, supplement or rescission.

33. Benefit of the Parties. This Agreement is entered into for the sole and exclusive benefit of the parties hereto. Nothing in this Agreement shall be construed to grant any person other than the parties hereto, and their respective successors and permitted assigns, any right, remedy or claim under or with respect to this Agreement or any provision hereof.

34. No Agency. Each party represents and warrants that it is an independent contractor with no authority to contract for the other party or in any way to bind or to commit the other party to any agreement of any kind or to assume any liabilities of any nature in the name or on behalf of the other party. Under no circumstances will either party, or any of its employees, hold itself out as or be considered an agent, employee, partner or joint venturer of the other party.

35. No Waiver. The failure of any party to require performance by another party of any provision of this Agreement shall in no way affect the full right to require such performance at any time thereafter. All rights or remedies of a party specified in this Agreement and all other rights or remedies that either party may have at law, in equity or otherwise shall be distinct, separate and cumulative rights or remedies, and no one of them, whether exercised by the party seeking enforcement or not, shall be deemed to be in exclusion of any other right or remedy of such party.

36. TD Parent Representations and Covenants. TD Parent hereby represents, warrants and covenants that:

(a) as of the date hereof, it and its Affiliates, TDA, TDAC and TDATC (i) have made all material filings and submitted all material information offered to or requested by the Financial Industry Regulatory Authority (“FINRA”) with respect to this Agreement and the operation of the program contemplated hereunder, (ii) have obtained all applicable approvals from FINRA with respect to this Agreement, (iii) have no knowledge that FINRA has raised any material objection or issue with respect to the operation of the program contemplated by this Agreement or its predecessor, and (iv) have modified this Agreement to conform to any existing written interpretation or, to the extent requested, other oral interpretation or instruction, issue by FINRA with respect to the program contemplated by this Agreement unless otherwise permitted by such regulator;

(b) it has and shall maintain a long-term credit rating above A-/A3 and a short-term credit rating above A2/P2’

(c) it has and shall maintain capital at or above the Office of the Superintendent of Financial Institutions’ (“OSFI”) “target” capitalization ratio as published from time to time by OFSI; and

(d) it owns directly or indirectly 100% of the issued and outstanding shares of common stock of the Depository Institutions and it will not sell any of its common interest in the Depository Institution during the term of this Agreement (as such term may be extended by any renewal period).

In the event that TD Parent falls short of the “target” capitalization ratio set forth in Section 36(b) hereof, the Ameritrade Companies shall not exercise their right of termination pursuant to Section 15(d)(iii) hereof so long as TD Parent provides the Ameritrade Companies written documentation reasonably satisfactory to the Ameritrade Companies that it shall continue to have the right to operate as a Schedule I Canadian bank.

37. Termination of Original Agreement. Each of TD Bank USA, TDA, TDAC, TDATC and the TD Parent hereby agree that this Agreement supersedes the 2006 Agreement, and that the 2006 Agreement is hereby terminated and shall no longer be of any force or effect, except with respect to those provisions of the 2006 Agreement that expressly survive the termination of the 2006 Agreement in accordance with the terms thereof.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

Dated December 19, 2009

TD BANK, N.A.

By:	/s/ Stephen J. Boyle
	Name:	Stephen J. Boyle
	Title:	Executive Vice President and Chief
Financial Officer

TD BANK USA, N.A.

By:	/s/ Suzanne Clermont
	Name:	Suzanne Clermont
	Title:	President

TD AMERITRADE, INC.

By:	/s/ William J. Gerber
	Name:	William J. Gerber
	Title:	Chief Financial Officer

TD AMERITRADE CLEARING, INC.

By:	/s/ William J. Gerber
	Name:	William J. Gerber
	Title:	Chief Financial Officer

TD AMERITRADE TRUST COMPANY

By:	/s/ William J. Gerber
	Name:	William J. Gerber
	Title:	Chairman

THE TORONTO-DOMINION BANK

By:	/s Alan Jette
	Name:	Alan Jette
	Title:	Senior Vice President

Exhibit A

Each month the calculated yield used to calculate the amount to be paid to TDA, TDAC and TDATC in accordance with paragraph 5 of the MMDA Agreement shall be computed as follows:

[CONFIDENTIAL TREATMENT REQUESTED]

Exhibit B

Tax-Exempt Municipal Bond Tax Benefit Calculation

The parties agree to share the tax benefit generated by the Tax-Exempt Municipal Bond Portfolio in accordance with the following calculation:*

1.	Divide the Book Value of Tax-Exempt Municipal Securities by Total Balance Sheet Assets.

2.	Multiply the quotient obtained in (1) above by Total Income Statement Interest Expense to equal interest allocated.

3	Subtract from the amount calculated in (2) above the interest allocated from total Tax-Exempt Municipal Bond Interest Income. The result equals the Net Schedule M1 adjustment.

4.	Multiply the Net Schedule M1 adjustment by the Federal Tax Provision Rate. The product equals the full bank legal entity benefit.

5.	Multiply the full legal bank entity tax benefit by 50%. The product equals the amount of the tax benefit to be added to the marketing Fee.

Definitions:

Book Value of Tax-Exempt Municipal Bonds

Par value net of outstanding premiums and discounts.

Total Balance Sheet Assets

Total US GAAP Assets of TD Bank USA, NA, or TD Bank, N.A., as appropriate

Total Interest Expense

Total US GAAP interest expense of TD Bank USA, NA, or TD Bank, N.A., as appropriate

Total Tax-Exempt Municipal Bond Interest Income

Total US GAAP accrued interest net of amortized premiums and accreted discounts

Federal Tax Provision Rate

As calculated by external tax preparer

*	“Although the CRA assets are not currently invested in municipal securities deemed to be “bank qualified” as defined under the Internal Revenue Code, in the event that any of the municipal securities comprising the CRA assets are determined to be “bank qualified”, the parties shall modify the formula to reflect the appropriate tax treatment of such “bank qualified’ municipal securities.